Exhibit 99.1

July 30, 2015

IDACORP, Inc. Announces Second Quarter 2015 Results, Increases 2015 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported second quarter 2015 net income attributable to IDACORP of $66.1 million, or $1.31 per diluted share, compared with $44.5 million, or $0.89 per diluted share, in the second quarter of 2014. Idaho Power Company, IDACORP's principal operating subsidiary, reported second quarter 2015 net income of $64.3 million compared with $42.7 million in the second quarter of 2014. For the first six months of 2015, IDACORP recorded net income attributable to IDACORP of $89.5 million, or $1.78 per diluted share, compared with $71.9 million, or $1.43 per diluted share, in the first six months of 2014.

“Second quarter results were positively impacted by greater irrigation and residential energy use due to warmer, drier weather than during the same period last year,” said IDACORP, Inc. President and CEO Darrel Anderson. "Continued customer growth in the service area and diligent cost management efforts contributed to the enhanced operating results. The second quarter also benefited from recently approved changes to regulatory mechanisms and from the income tax benefits associated with the early redemption of Idaho Power first mortgage bonds.

“Based on these results and our outlook for the remainder of 2015, we are increasing IDACORP’s annual earnings per share guidance from the range of $3.65 to $3.80 per diluted share to the range of $3.75 to $3.90 per diluted share,” added Anderson.

Performance Summary

A summary of financial highlights for the periods ended June 30, 2015 and 2014 is as follows (in thousands except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net income attributable to IDACORP, Inc.	$66,080	$44,540	$89,510	$71,944
Average outstanding shares – diluted (000’s)	50,258	50,156	50,259	50,166
IDACORP, Inc. earnings per diluted share	$1.31	$0.89	$1.78	$1.43

The table below provides a reconciliation of net income attributable to IDACORP for the three- and six-month periods ended June 30, 2015 to the same periods in 2014 (items are in millions and are before tax unless otherwise noted):

	Three months ended		Six months ended
Net income attributable to IDACORP, Inc. - June 30, 2014		$44.5		$71.9
Change in Idaho Power net income:
Increased sales volumes attributable to usage per customer, net of associated power supply costs and PCA mechanism impacts	7.8		0.2
Impact in the second quarter of 2015 of retroactively applying FCA mechanism changes to first quarter activity	7.4		7.4
Other (decreases) increases in FCA revenues	(1.7)		3.4
Increased sales volumes attributable to customer growth, net of associated power supply costs and PCA mechanism impacts	2.9		4.7
Increase in other operating and maintenance expenses	(0.4)		(3.4)
Increase in depreciation expense	(1.4)		(2.5)
Other changes in operating revenues and expenses, net	(0.1)		(1.1)
Increase in Idaho Power operating income	14.5		8.7
Changes in other non-operating income and expenses	2.3		1.1
Decrease in income tax related to first mortgage bond redemption costs	7.2		7.2
Change in additional amortization of accumulated deferred income tax credits (ADITC)	1.0		—
(Increase) decrease in other income tax expense	(3.3)		0.2
Total increase in Idaho Power net income		21.7		17.2
Other changes (net of tax)		(0.1)		0.4
Net income attributable to IDACORP, Inc. - June 30, 2015		$66.1		$89.5

Second Quarter 2015 Net Income

IDACORP's net income increased $21.6 million for the second quarter of 2015 when compared with the same period in the prior year. The increase was driven primarily by a $14.5 million increase in Idaho Power’s operating income and by lower income tax expense.
A June 2015 heat wave combined with dry spring weather resulted in record second quarter sales volumes, which improved Idaho Power's operating income by $7.8 million when compared with the same period of 2014, which was a more normal weather quarter. Hot temperatures increased loads for air conditioning purposes, and dry weather increased the use of irrigation equipment. Idaho Power’s continued customer growth also contributed $2.9 million to operating income.
Recently approved changes to Idaho Power's FCA mechanism also affected second quarter 2015 results. The revisions were approved by the IPUC in May 2015, retroactive to January 1, 2015. The FCA revenue accrual associated with the first quarter of 2015 increased by $7.4 million—reflective of the extremely mild temperatures during the first quarter—as the revised mechanism now addresses fluctuations in sales associated with actual weather conditions, as opposed to normalized weather conditions under the prior mechanism. This impact was recorded in the second quarter of 2015 when the order was received from the IPUC. FCA revenues associated with the second quarter decreased $1.7 million compared with the same period in the prior year, which reduced some of the benefit that the hot temperatures had on residential and small commercial sales.
Income tax expense was lower in the second quarter of 2015 compared with the second quarter of 2014, reflecting the flow-through impact of a $17.9 million tax deductible make-whole premium that Idaho Power paid in connection with the early redemption of long-term debt that was due in 2018. The tax benefit of this was partially offset by increased income tax expense on higher pretax income when compared with the second quarter of 2014. The second quarter of 2014 also included a $1 million income tax increase from the reversal of additional ADITC amortization originally recorded in the first quarter of 2014. No additional ADITC amortization was recorded in 2015.
Year-to-date Net Income

IDACORP's net income increased $17.6 million for the first half of 2015 when compared with the same period in the prior year. The increase was driven primarily by an increase of $8.7 million in Idaho Power’s operating income, and by reduced income tax expense.
Idaho Power’s continued customer growth contributed $4.7 million to operating income. The sales volume benefit of hotter temperatures in June 2015 was offset by unusually mild temperatures in the first quarter.
The FCA mechanism, including the retroactive revisions made to the mechanism, increased revenues by $10.8 million when compared with the prior year.
Year-to-date income tax expense was lower in 2015, reflecting the flow-through impact of the $17.9 million tax deductible make-whole premium Idaho Power paid upon early redemption of long-term debt that was due in 2018.
Key Operating and Financial Metric Estimates for Full-Year 2015

As of the date of this report, IDACORP's and Idaho Power's estimates for 2015 are as follows (in millions, except per share amounts):

2015 Estimates
	Current(1)	Previous(2)
Idaho Power Operating & Maintenance Expense	No Change	$340-$350
Idaho Power Additional Amortization of ADITC	No Change	None
Idaho Power Capital Expenditures, excluding allowance for funds used during construction	No Change	$300-$310
Idaho Power Hydroelectric Generation (MWh)(3)	6.0-7.0	5.0-7.0
IDACORP Earnings Guidance (per share)	$3.75-$3.90	$3.65-$3.80
(1) As of July 30, 2015.
(2) As of April 30, 2015, the date of filing IDACORP's and Idaho Power's Annual Report on Form 10-Q for the quarter ended March 31, 2015.
(3) Based on reservoir storage levels and forecasted weather conditions as of the date of this report.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (973) 200-3032 for listen-only mode. The passcode is 81696021. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 520,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "guidance," "intends," "plans," "predicts," "projects," "targets," "continues," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, droughts, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce loads; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies, including those relating to the environment, and the ability to obtain and comply with governmental authorizations; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) the ability to obtain debt and equity financing when necessary and on reasonable terms; (k) reductions in credit ratings and potential reduction in liquidity; (l) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (m) changes in or implementation of mandatory reliability, security, and other requirements; (n) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (t) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, and (u) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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